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                                                                    EXHIBIT 99.2


To the Holders of Certain Senior
Subordinated Pay-In-Kind
Notes Due 2003
of Thousand Trails, Inc.

     Re: Supplement to the Compliance Agreements between Thousand Trails, Inc. (the "Company") and the Selling Security Holders Party Thereto ("Compliance Agreements") for Proposed Secondary Offerings of the Company's Senior Subordinated Pay-In-Kind Notes Due 2003 (the "PIK Notes")

     Please be advised that the Securities and Exchange Commission has recently adopted Regulation M ("Regulation M") under the Securities Exchange Act of 1934 (the "Exchange Act"). This new regulation will become effective March 4, 1997.

     Regulation M contains successor provisions to Rules 10b-6 and 10b-7 of the Exchange Act. As a consequence, following the effectiveness of Regulation M, the provisions of the Compliance Agreements will be supplemented by these successor provisions.

     As applied to the procedures set out in the Compliance Agreements regarding the secondary offering of PIK Notes, Regulation M permits the reduction in the number of Business Days immediately prior to the date a Selling Security Holder commences selling efforts that the Selling Security Holder and its "affiliated purchasers" are restricted from bidding for or purchasing the PIK Notes. The restriction under Rule 10b-6 applies for nine(9) Business Days before the commencement date; under Regulation M, this period will be shortened to five (5) Business Days. The Compliance Agreements will be, therefore, deemed amended to reflect such five (5) Business Day Period from and after the effective date of Regulation M.

     Resales of PIK Notes may not be effected under the Company's Registration Statement relating to the proposed offering, which was filed January 7, 1997, until it has been declared effective by the Securities and Exchange Commission. The Company will notify you when that occurs. Until then, resales may only be effected pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
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Selling Security Holders
February 26, 1997
Page 2


     Walter B. Jaccard, General Counsel and Secretary of the Company, can be reached at 972-488-5007 or 206-881-1882 to address any questions concerning the foregoing.

Dated: February 25, 1997

                                        Very truly yours,

                                        THOUSAND TRAILS, INC.
                                        By: Walter B. Jaccard
                                            General Counsel and Secretary